EXHIBIT 19

Insider Trading Policy

Last Amended: May 9, 2023

1.
Introduction

Federal and state laws prohibit buying, selling, gifting, or making other transfers of securities by persons who have material information that is not generally known or available to the public (“Material Nonpublic Information”). These laws also prohibit persons with such Material Nonpublic Information (as further explained in Section 2 below) from disclosing it to others who trade.

In light of these prohibitions, Excelerate Energy, Inc. (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by its directors, officers, employees and contractors. The Company may also determine that other persons should be subject to this Policy (such persons, together with directors, officers, employees, and contractors, “Company Personnel”), such as consultants who have access to Material Nonpublic Information.

This Policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in‐ laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”).

This Policy also applies to corporations or other business entities controlled, influenced or managed by you or your Family Members and trusts for which you or your Family Members are the trustee or have a beneficial or pecuniary interest (collectively referred to as “Controlled Entities,” together with Company Personnel and Family Members, “Insiders”). Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities.

The Securities and Exchange Commission (“SEC”) and federal prosecutors may presume that trading by Family Members or Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. As such, you are responsible for the transactions of your Family Members and Controlled Entities and, therefore, should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. Any person who violates the federal insider trading laws may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. Such person also may have to serve a jail sentence of up to 20 years. In addition, the Company could be subject to a civil fine of up to the greater of $2.05 million subject to adjustment for inflation, and three times the profit gained or loss avoided as a result of insider trading violations, as well as a criminal fine of up to $25 million.

The SEC, New York Stock Exchange (“NYSE”) and state regulators (as well as the Department of Justice) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by Family Members and

Insider Trading Policy

friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s Policy in the area of insider trading and should be read carefully and complied with fully.

If you have any questions, please contact the Office of General Counsel.

2.
Definitions
(a)
What is “Material Nonpublic Information”?
i.
Material Information

Information is generally considered “material” if there is a likelihood a reasonable investor would consider such information important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. There is no bright‐line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Depending on the circumstances, common examples of information that may be material include:

•
earnings, revenue, or similar financial information;
•
unexpected financial results;
•
unpublished financial reports or projections;
•
extraordinary borrowing or liquidity problems;
•
material changes in Company ownership or control;
•
changes in directors, senior management, or auditors;
•
information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets, or significant expansions or contractions of operations;
•
changes in dividend policies, the declaration of a stock split, or the proposed or contemplated issuance, redemption, or repurchase of securities;
•
material defaults under agreements or actions by the Company, creditors, customers, or suppliers;
•
information about major contracts;
•
gain or loss of a significant customer or supplier;
•
major new products or designs, significant advances in product development, or price changes on major products;
•
significant actual or potential cybersecurity incidents or events or risks that affect the Company or third‐party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;

Insider Trading Policy

•
major marketing changes;
•
the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations or any major shutdown;
•
labor negotiations;
•
major environmental incidents;
•
bankruptcy or liquidity concerns or developments; and
•
institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.

Federal, state and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of Material Nonpublic Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the Material Nonpublic Information. If you have questions regarding specific transactions, please contact the Office of General Counsel.

ii.
Nonpublic Information

Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:

•
it has been released to the public by the Company through appropriate channels (e.g., by means of a press release or a widely disseminated statement from a senior officer or a filing with SEC); and
•
enough time has elapsed to permit the investment market to absorb and evaluate the information. You should generally consider information to be nonpublic until two full days other than a Saturday, Sunday or NYSE holiday (“Trading Days”) have elapsed following public disclosure. For example, if the Company discloses Material Nonpublic Information before the market opens on Monday, you may not trade until Wednesday (two full Trading Days after the Company’s disclosure), so long as you do not have any additional Material Nonpublic Information after such disclosure (and subject to preclearance requirements described below, if applicable). If, however, the Company discloses Material Nonpublic Information after the market opens on Monday, you may not trade until Thursday (two full Trading Days after the Company’s disclosure), so long as you do not have any additional Material Nonpublic Information after such disclosure(and subject to preclearance requirements described below, if applicable).

The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

(b)
Trading / Transactions

For purposes of this Policy, references to “trading” and “transactions” in Company securities (including the Company’s common stock, options to purchase common stock, or any other type of

Insider Trading Policy

securities that the Company may issue, such as preferred stock, convertible debentures and warrants, etc., as well as derivative securities that are not issued by the Company) include, among other things:

•
purchases and sales of Company securities in public markets;
•
sales of Company securities obtained through the exercise of employee stock options granted by the Company, including broker‐assisted cashless exercise (i.e., the broker selling some or all of the shares underlying the option on the open market);
•
making gifts of Company securities (including charitable donations); or
•
using Company securities to secure a loan.

Conversely, references to “trading” and “transactions” do not include:

•
the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (i.e., the use of the underlying shares to pay the exercise price and/or tax withholding obligations), except the exercise is still subject to pre-clearance procedures, if applicable, described below;
•
the vesting of Company stock options, restricted stock or restricted stock units;
•
the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units;
•
transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control);
•
sales of the Company’s securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws;
•
any other purchase of Company Securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws; or
•
the exchange of Class B Interests of Excelerate Energy Limited Partnership for the Company’s Class A Common Stock (without any concurrent or related transfer of the Company’s Class A Common Stock) or for a cash payment by the Company and concurrent surrender of Class B Common Stock, in each case, in accordance with the terms of the applicable organizational documents.

Therefore, you may freely exercise your stock options and engage in “net exercises” (although subject to pre-clearance) and have the Company withhold shares to satisfy your tax obligations without violating this Policy.

If and when the Company adopts an Employee Stock Purchase Plan (the “ESPP”), this Policy will not apply to your purchases of Company stock in the ESPP resulting from your periodic contribution of money to the ESPP pursuant to your payroll deduction election made while the Window Period is open and you are not aware of Material Nonpublic Information. However, this Policy will apply to any: (a) election to participate in the ESPP for an enrollment period; (b) increase or decrease in your amount of periodic contributions to the ESPP; and (c) sales of Company stock pursuant to the ESPP.

Insider Trading Policy

To the extent you participate in the Company’s Dividend Reinvestment Plan, this Policy will not apply to purchases of Company stock under the plan resulting from your election to reinvest dividends made while the Window Period is open and you are not aware of Material Nonpublic Information. However, this Policy does apply to any: (a) election to participate in the plan; (b) increase or decrease in your level of participation in the plan; and (c) sale of Company stock purchased pursuant to the plan.

Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy as long as (i) the Insider does not control the investment decisions on individual stocks within the fund or portfolio and (ii) Company securities do not represent a substantial portion of the assets of the fund or portfolio.

In addition, transactions pursuant to a trading plan that complies with Rule 10b5-1 (as defined below) and this Policy are subject to certain exceptions and requirements as set forth below.

3.
Policies and Procedures
(a)
Trading Policy

The following procedures apply to all Insiders:

i.
An Insider may not trade in the stock or other securities of any company when the Insider is aware of Material Nonpublic Information about that company. This Policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers, distributors, vendors, or suppliers, or firms with which the Company may be negotiating a major transaction, when Material Nonpublic Information about such other company is obtained as a result of your employment or relationship with the Company. As such, if you become aware of Material Nonpublic Information about a customer of the Company as a result of your employment or relationship with the Company, you may not trade in that company’s securities until such information ceases to be material or becomes public.
ii.
An Insider may not convey (whether through traditional means, social media or otherwise) Material Nonpublic Information about the Company or another company to others, or suggest that anyone purchase, sell, or gift any company’s securities while the Insider is aware of Material Nonpublic Information about that company. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply if the Insider engages in insider trading directly, even if the Insider does not receive any money or derive any benefit from trades made by persons to whom the Insider passed Material Nonpublic Information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies when an Insider obtains Material Nonpublic Information about such other company as a result of the Insider’s employment or relationship with the Company. Persons with whom you have a history, pattern or practice of sharing confidences—such as Family Members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This Policy does not restrict

Insider Trading Policy

legitimate business communications to Company Personnel who require the information in order to perform their business duties. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company (including, in some cases and if appropriate, a written confidentiality agreement). For additional information, please see the Company’s Guidelines for Public Disclosures and Interactions with the Investment Community.

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.

(b)
Policy Regarding Speculative Transactions, Hedging, Pledging and Trading on Margin

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions. It therefore is the Company’s policy that Insiders may not engage in any of the following transactions:

i.
Speculative Transactions

It is against Company policy for an Insider to engage in speculative transactions in Company securities. As such, it is against Company policy for an Insider to trade in puts or calls in Company securities, or sell Company securities short. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short‐term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.

ii.
Hedging Transactions

Insiders are prohibited from hedging the Company’s securities (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities that the Insider holds directly or indirectly.

iii.
Pledging and Trading on Margin

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Insider Trading Policy

(c)
Unauthorized Disclosure

All Company Personnel must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information Company Personnel learns about the Company or its business plans is potentially nonpublic information until we publicly disclose it. Company Personnel should treat this information as confidential and proprietary to the Company. Company Personnel may not disclose it to others, such as Family Members, other relatives, or business or social acquaintances.

Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for Company Personnel, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Guidelines for Public Disclosures and Interactions with the Investment Community (also known as a “Regulation FD Policy”). If you receive inquiries of this nature, refer them to the Company’s Vice President Investor Relations & ESG.

(d)
When and How to Trade Company Securities
i.
Window Periods

Insiders may only trade in Company securities from the date that is two full Trading Days after the Company’s filing of the Form 10-K or 10-Q, as applicable, for the fiscal quarter, to the end of business on the date that is two weeks prior to the end of each quarter (such period, the “Window Period”). If, however, the Window Period is scheduled to close on a non‐Trading Day, the Window Period will close on the completion of the next full Trading Day. Generally, all pending purchase and sale orders regarding Company securities that could be, but have not been, executed while the Window Period is open must be cancelled before it closes.

However, even if the Window Period is open, Insiders may not trade in Company securities if they are aware of Material Nonpublic Information about the Company. In addition, Restricted Persons (as defined below) must preclear all transactions in Company securities with the Company’s Office of General Counsel as discussed in Section 2(d)(ii) below, even if they initiate them when the Window Period is open.

From time to time the Company may close the Window Period due to developments involving Material Nonpublic Information. In such events, the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities, and that they should not disclose to others the fact that the Window Period has been closed.

The restrictions summarized above do not apply to a prearranged Rule 10b5-1 Trading Plan, as defined and discussed below, but any such Rule 10b5-1 Trading Plan is subject to the preclearance and other restrictions set forth below and in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”

ii.
Preclearance

Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Officers,” and together with directors, “Section 16 Persons”), and certain other

Insider Trading Policy

employees who are so designated (and notified) from time to time by the Office of General Counsel as well as respective Family Members and Controlled Entities of such persons (all such persons and entities, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.

The Company requires its Restricted Persons (or in the case of Restricted Persons who are not Company directors or employees, the director or employee related to the Restricted Person) to contact the Office of General Counsel in advance of the Restricted Person effecting any purchase, sale or other trading of Company securities (including a stock plan transaction such as an option exercise, a gift, a loan, a contribution to a trust or any other transfer) and obtain prior approval of the transaction from the Office of General Counsel. All requests must be submitted to the Office of General Counsel (or, in the case of the General Counsel, to the Chief Financial Officer) at least two Trading Days in advance of the proposed transaction. The Office of General Counsel will then determine whether the transaction may proceed. This preclearance policy applies even if the Restricted Person is initiating a transaction while a Window Period is open.

If a transaction is approved under the preclearance policy, the transaction must be executed within five Trading Days after the approval is obtained, but regardless may not be executed if the Restricted Person acquires Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the preclearance policy, the Restricted Person should refrain from initiating any transaction in Company securities and should not inform anyone within or outside of the Company of the restriction.

In addition, when a request for preclearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should confirm that he/she is not in possession of any Material Nonpublic Information to the Office of General Counsel. The requestor should also indicate whether he or she has effected any non‐exempt “opposite‐ way” transactions (e.g., sales and purchases) within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 as appropriate. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

In addition, the reporting of transactions under Section 16(a) requires a tight interface with brokers handling transactions for our executives and directors. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our preclearance procedures and helping prevent inadvertent violations. Therefore, the Company requires all of its Restricted Persons to hold all Company securities via Morgan Stanley and/or other brokers as designated from time to time by the Company’s Human Resources Department (“Designated Brokers”) and to use such system to effect any transaction in Company securities (subject to the terms of this Policy). Restricted Persons and other individuals who are subject to this Policy may contact the Senior Manager, Compensation to receive the up‐to‐date list of Designated Brokers.

Other Insiders who are not otherwise Restricted Persons are encouraged to hold all Company securities with the Designated Brokers and to use such system to effect transactions in Company securities (subject to the terms of this Policy).

Insider Trading Policy

iii.
Rule 10b5‐1 Trading Plans

Rule 10b5‐1(c) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of Material Nonpublic Information. Because of the trading restrictions imposed on Restricted Persons under this Policy, the Company will allow you, if you are a Restricted Person only, to enter into a Rule 10b5‐1 trading plan. In addition to complying with requirements of Rule 10b5-1 under the 1934 Act, under this Policy, the adoption, amendment or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”

For the avoidance of doubt, transactions pursuant to Rule 10b5‐1 Trading Plans that are effected in accordance with this Policy may occur notwithstanding the other prohibitions included herein.

(e)
Certification

All Company Personnel subject to this Policy will be required to certify their understanding of and intent to comply with this Policy periodically.

(f)
Noncompliance

Anyone who fails to comply with this Policy or who refuses to certify that he or she has complied with it will be subject to appropriate disciplinary action, up to and including termination of employment.

(g)
Post‐Termination Transactions

Unless determined or advised otherwise by the Office General Counsel, this Policy will continue to apply to an Insider’s transactions in Company securities after his or her employment or service has terminated with the Company until the latest of (i) three months from his or her date of separation from the Company, (ii) such time as the Insider is no longer aware of Material Nonpublic Information and (iii) that information has been publicly disclosed or is no longer material.

4.
Additional Securities Law Matters
(a)
Section 16

Section 16 Persons and greater than 10% beneficial owners of the Company’s common stock (each, a “Section 16 Insider”) will also be required to comply with the reporting obligations and limitations on short‐swing transactions set forth in Section 16 of the 1934 Act. The practical effect of these provisions is that (i) Section 16 Insiders will be required to report transactions in Company securities (usually within two business days of the date of the transaction) and (ii) Section 16 Insiders who purchase and sell Company securities within a six‐month period will be required to disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. The Company has provided separate materials to officers and directors regarding compliance with Section 16 and its related rules (see Memorandum re Section 16 Reporting Requirements, Deadlines and Liabilities).

Insider Trading Policy

(b)
Rule 144

If you are a Section 16 Person, you are considered to be an “affiliate” of the Company for Rule 144 purposes. Consequently, shares of Company common stock held by you may be considered to be “restricted securities” or “control securities,” the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). Note that Rule 144 places limits on the number of shares you may be able to sell and provides that certain procedures must be followed before you can sell shares of Company common stock. For details, see Memorandum re Section 16 Reporting Requirements, Deadlines and Liabilities. In addition, contact your broker or the Office of General Counsel for more information on Rule 144.

ACKNOWLEDGEMENT AND CERTIFICATION

I certify that:

1.
I have read and understand the Company’s Insider Trading Policy (the “Policy”).
2.
I understand that the Office of General Counsel is available to answer any questions I have regarding the Policy.
3.
Since the date this Policy became effective, or such shorter period of time that I have been with the Company, I have complied with the Policy.
4.
I will continue to comply with the Policy for as long as I am subject to the Policy

_____________________________ Signature	Date: __________________________
_____________________________ Name (Please Print)

Appendix A

Guidelines for Rule 10b5-1 Trading Plans

As discussed above, Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, Restricted Persons must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Office of General Counsel will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the Office of General Counsel regarding any Rule 10b5-1 Trading Plan or proposed trades. Restricted Persons remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Restricted Persons consult with their own attorneys, the Designated Brokers, or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Person, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such persons), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).

1.
Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Office of General Counsel (or, in the case of the General Counsel, by the Chief Financial Officer) at least five Trading Days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that Restricted Persons use a standardized form of Rule 10b5-1 Trading Plan.
2.
Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:
•
When the Restricted Person is not aware of any Material Nonpublic Information; and
•
The Window Period is open.
3.
Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by any Restricted Person must be in writing, signed, and either:
•
specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•
provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•
delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about the Company or its securities.

For the avoidance of doubt, Restricted Persons may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.

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Insider Trading Policy

4.
No Hedging. Restricted Persons may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
5.
Good Faith Requirements. Restricted Persons must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1. Restricted Persons must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.
Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any Material Nonpublic Information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the 1934 Act.
7.
Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•
For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•
For other Restricted Persons, 30 days after adoption of the Rule 10b5-1 Trading Plan.
8.
No Overlapping Rule 10b5-1 Trading Plans. A Restricted Person may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult the Office of General Counsel with any questions regarding overlapping Rule 10b5-1 Trading Plans.
9.
Single Transaction Plans. A Restricted Person may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.
Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If a Restricted Person is considering administerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, the Restricted Person should consult with the Office of General Counsel in advance to confirm that any such change does not constitute an effective termination of the plan.

As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Office of General Counsel in accordance with pre-clearance

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procedures set forth in the Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 -9 9 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.

The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Office of General Counsel in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the Office of General Counsel will not approve the termination of a Rule 10b5-1 Trading Plan unless:

•
The Restricted Person is not aware of any Material Nonpublic Information; and
•
The Window Period is open.

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